EXHIBIT 99.1

                DEFENSE INDUSTRIES INTERNATIONAL INC. LETTERHEAD

                                                               December 31, 2009
Mr. Uri Nissani
11 Ha'Tavor St.
Rishon LeZion
Israel
------

Dear Mr. Nissani,

                             Re: Terms of Engagement
                                 -------------------

     Following our discussions, we are pleased to document the agreed terms of your engagement by Defense Industries International Inc. (the "Company"), as follows:

1.   Employment / Provision of Management and CEO Services

     Commencing January 1, 2010 (the "Effective Date"), you shall be employed by the Company and/or a subsidiary of the Company (collectively, the "Group") in the capacity of its chief executive officer (CEO) and president / render the Group management and chief executive officer (CEO) and president services (at your discretion). As CEO you shall be granted without limitation, signatory rights and full management rights. Your engagement with the Group shall be on full time basis. Your terms of employment / services will include a monthly salary of $12,000, the use of a company car and a 180 days prior notice for termination as well as such other social and other benefits as are customary for similar executive positions, all of which shall be detailed and elaborated in an agreement to be executed by you and the Company as soon as possible.

2.   Stock Options

     (a) Grant of Stock Options. Following the execution of the Detailed Option Agreement (as defined below) and subject to obtaining all necessary approvals and authorizations (including the approval of the stockholders of the Company, if required), the Company will grant you options to purchase 7,088,259 shares of common stock, par value $0.0001 each (an option to purchase each such share shall be referred to as a "Stock Option"). The 7,088,259 shares underlying the Stock Options, if issued, would equal 20% of the Company's share capital on a fully diluted basis immediately following the grant of the Stock Options.

     (b) Vesting.

          i. 4,252,960 Stock Options shall vest in ten quarterly installments, according to the following schedule:

------------------------ ---------------------------- --------------------------
      Vesting Date         No. of Stock Options to    Total No. of Stock Options
                           Vest on Vesting Date        Vested as of Vesting Date
------------------------ ---------------------------- --------------------------
March 31, 2010                      425,296                   425,296
June 30, 2010                       425,296                   850,592
September 30, 2010                  425,296                  1,275,888
December 31, 2010                   425,296                  1,701,184
March 31, 2011                      425,296                  2,126,480
June 30, 2011                       425,296                  2,551,776
September 30, 2011                  425,296                  2,977,072
December 31, 2011                   425,296                  3,402,368
March 31, 2012                      425,296                  3,827,664
June 30, 2012                       425,296                  4,252,960


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          ii.  2,835,299 Stock Options shall vest upon achievement of milestones with respect to the Company's performance in 2010 and 2011, as shall be agreed by the parties in the Detailed Option Agreement.

          iii. Notwithstanding the above, no Stock Option shall vest if at the time set forth for its vesting you will not be employed or engaged by the Company in an executive capacity.

     (c) Exercise Price. Subject to subsection 2(e), the price of exercising each Stock Option into its underlying share shall be agreed by the parties in the Detailed Option Agreement; provided, that such exercise price shall not exceed the price per share quoted on the OTCBB at the end of business on the date hereof.

     (d) Exercise Period. The exercise period for any vested Stock Option shall be at any time prior to or on the tenth (10) anniversary of the Effective Date; no Stock Options may be exercised after such period.

     (e) Detailed Option Agreement. The understandings set forth in this
Section 2 are binding upon the Company. Without derogating from the foregoing, the Company agrees to negotiate in good faith a detailed option agreement to be executed by you and the Company as soon as possible (the "Detailed Option Agreement"). Such Detailed Option Agreement may vary from the understanding set forth in this Section 2 so as to accommodate tax and accounting considerations of the parties, and shall also include further customary provisions with respect to the grant of stock options. For the removal of any doubt, none of the Stock Options shall be deemed granted until the execution of the Detailed Option Agreement by you.

3.   Board Approval

     This letter agreement shall come into effect only after approval thereof by the Board of Directors of the Company.

Sincerely,

-----------------------------
Defense Industries International Inc.

By: _________________________

Title: _______________________

Accepted and agreed:

----------------------------
Uri Nissani


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